Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-160521, 333-168356 and 333-204128 on Form S-8 and Registration Statement No. 333-193865 on Form S-3 of our reports dated February 4, 2020, relating to the consolidated financial statements and financial statement schedule of Highwoods Properties, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 4, 2020